Core Tax Deeds, LLC.
(the "Company")
a Texas Corporation

Financial Statements (unaudited) and Independent Accountant's Review Report

Inception through December 31, 2024

Table of Contents

Certified Public Accountants, Cyber Security, and Governance, Risk & Compliance Professionals

INDEPENDENT ACCOUNTANT'S REVIEW REPORT

To: Core Tax Deeds, LLC. Management

We have reviewed the accompanying financial statements of Core Tax Deeds, LLC (the Company) which comprise the statement of financial position as of December 31, 2024 and the related statements of operations, statement of changes in shareholders' equity, and statement of cash flows for the year then ended, and the related notes to the financial statements. A review includes primarily applying analytical procedures to management's financial data and making inquiries of Company management. A review is substantially less in scope than an audit, the objective of which is the expression of an opinion regarding the financial statements as a whole. Accordingly, we do not express such an opinion.

Management's Responsibility for the Financial Statements:
Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal controls relevant to the preparation and fair presentation of financial statements that are free from material misstatement whether due to fraud or error.

Accountant's Responsibility:
Our responsibility is to conduct the review engagement in accordance with Statements on Standards for Accounting and Review Services promulgated by the Accounting and Review Services Committee of the AICPA. Those standards require us to perform procedures to obtain limited assurance as a basis for reporting whether we are aware of any material modifications that should be made to the financial statements for them to be in accordance with accounting principles generally accepted in the United States of America. We believe that the results of our procedures provide a reasonable basis for our conclusion.

Accountant's Conclusion:
Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in accordance with accounting principles generally accepted in the United States of America.

Substantial Doubt About the Entity's Ability to Continue as a Going Concern:
As discussed in Note 1, specific circumstances raise substantial doubt about the Company's ability to continue as a going concern in the foreseeable future. The provided financial statements have not been adjusted for potential requirements in case the Company cannot continue its operations. Management's plans in regard to these matters are also described in Note 1.

Rashellee Herrera | CPA,CISA,CIA,CFE,CCAE | #AC59042
On behalf of RNB Capital LLC
Sunrise, FL
April 2, 2025

CORE TAX DEEDS, LLC
STATEMENT OF FINANCIAL POSITION

	As of December 31,	
	2024	**2023**
ASSETS		
Current Assets:		
Cash & Cash Equivalents	1,912	668
Security Deposits	6,900	-
Investments	23,475	-
Total Current Assets	32,288	668
Non-Current Assets:		
Land	153,442	-
Total Non-Current Assets	153,442	-
TOTAL ASSETS	185,730	668
LIABILITIES AND EQUITY		
Current Liabilities:		
Accounts Payable	149,793	-
Credit Card Payable	5,662	-
Notes Payable - Related Party	-	2,800
Total Current Liabilities	155,455	2,800
Non-Current Liabilities:		
Line of Credit	-	-
Total Non-Current Liabilities	-	-
TOTAL LIABILITIES	155,455	2,800
EQUITY		
Class A Investments	114,500	-
Membership Equity	1	-
Membership Contributions	36,655	-
Accumulated Deficit	(120,881)	(2,132)
TOTAL EQUITY	30,275	(2,132)
TOTAL LIABILITIES AND EQUITY	185,730	668

See Accompanying Notes to these Unaudited Financial Statements

CORE TAX DEEDS, LLC
STATEMENT OF OPERATIONS

	Year Ended December 31,	
	2024	**2023**
Operating Expenses		
Advertising & Marketing	12,095	-
Legal & Professional	52,747	-
General & Administrative	54,210	2,132
Total Operating Expenses	**119,052**	**2,132**
Total Loss from Operations	**(119,052)**	**(2,132)**
Other Income (Expense)		
Other Miscellaneous Income	349	-
Total Other Income (Expense)	**349**	**-**
Net Income (Loss)	**(118,704)**	**(2,132)**

See Accompanying Notes to these Unaudited Financial Statements

CORE TAX DEEDS, LLC

STATEMENT OF CHANGES IN MEMBER EQUITY

	Member's Capital		Class A	Retained earnings	
	Units	$ Amount	Investments	(Deficit)	Total Members' Equity
Beginning balance at 1/1/23	**-**	**-**	**-**	**-**	**-**
Contribution	-	-	-	-	-
Distribution	-	-	-	-	-
Net income (loss)	-	-	-	(2,132)	(2,132)
Ending balance at 12/31/23	**-**	**-**	**-**	**(2,132)**	**(2,132)**
Contribution	10,000	36,656	114,500		151,156
Distribution	-	-	-		-
Prior Period Adjustment	-	-	-	(45)	(45)
Net income (loss)	-	-	-	(118,704)	(118,704)
Ending balance at 12/31/24	**10,000**	**36,656**	**114,500**	**(120,881)**	**30,275**

See Accompanying Notes to these Unaudited Financial Statements

CORE TAX DEEDS, LLC
STATEMENT OF CASH FLOWS

	Year Ended December 31,	
	2024	**2023**
OPERATING ACTIVITIES		
Net Income (Loss)	(118,704)	(2,132)
Adjustments to reconcile Net Income to Net Cash provided by operations:		
Security Deposits	(6,900)	-
Accounts Payable	149,793	-
Credit Card Payable	5,662	-
Notes Payable - Related Party	(2,800)	2,800
Prior Period Adjustment	(45)	-
Total Adjustments to reconcile Net Income to Net Cash provided by operations:	145,710	2,800
Net Cash used in Operating Activities	27,006	668
INVESTING ACTIVITIES		
Land	(153,442)	-
Investments	(23,475)	-
Net Cash used in Investing Activities	(176,917)	-
FINANCING ACTIVITIES		
Class A Investments	114,500	-
Membership Equity	1	-
Membership Contributions	36,655	-
Net Cash provided by Financing Activities	151,156	-
Cash at the beginning of period	668	-
Net Cash increase (decrease) for period	1,244	668
Cash at end of period	1,912	668

See Accompanying Notes to these Unaudited Financial Statements

NOTE 1 – DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Core Tax Deeds, LLC ("the Company") was formed in Texas on October 10th, 2023. The company was originally formed as Core Fund II, LLC and subsequently amended the name to Core Tax Deeds, LLC. The Company plans to earn revenue by converting the sheriff's deeds on properties obtained into marketable deeds which will then be sold at wholesale. The Company's headquarters is in Rockport, Texas. The Company's customers will be located in the United States.

Concentrations of Credit Risks

The Company's financial instruments that are exposed to concentrations of credit risk primarily consist of its cash and cash equivalents. The Company places its cash and cash equivalents with financial institutions of high credit worthiness. The Company's management plans to assess the financial strength and credit worthiness of any parties to which it extends funds, and as such, it believes that any associated credit risk exposures are limited.

Substantial Doubt About the Entity's Ability to Continue as a Going Concern:

The accompanying balance sheet has been prepared on a going concern basis, which means that the entity expects to continue its operations and meet its obligations in the normal course of business during the next twelve months. Conditions and events creating the doubt include the fact that the Company has commenced principal operations and realized losses every year since inception and may continue to generate losses. The Company's management has evaluated this condition and plans to generate revenues and raise capital as needed to meet its capital requirements. However, there is no guarantee of success in these efforts. Considering these factors, there is substantial doubt about the company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company's financial statements are prepared in accordance with U.S. generally accepted accounting principles ("GAAP"). The Company's fiscal year ends on December 31. The Company has no interest in variable interest entities and no predecessor entities.

Use of Estimates and Assumptions

In preparing these unaudited financial statements in conformity with U.S. GAAP, the Company's management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Fair Value of Financial Instruments

FASB Accounting Standards Codification (ASC) 820 "*Fair Value Measurements and Disclosures*" establishes a three-tier fair value hierarchy, which prioritizes the inputs in measuring fair value. The hierarchy prioritizes the inputs into three levels based on the extent to which inputs used in measuring fair value are observable in the market.

These tiers include:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3: Unobservable inputs in which little or no market data exists, therefore developed using estimates and assumptions developed by us, which reflect those that a market participant would use.

There were no material items that were measured at fair value as of December 31, 2024.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $1,912 and $668 in cash as of December 31, 2024 and December 31, 2023, respectively.

Non-Current Assets

The company currently owns various land properties which it plans on generating revenues from once it commences principal operations. These properties were valued at $153,442 in total as at December 31, 2024.

Revenue Recognition

The Company recognizes revenue from the sale of products and services in accordance with ASC 606, "Revenue Recognition" following the five steps procedure:

Step 1: Identify the contract(s) with customers
Step 2: Identify the performance obligations in the contract
Step 3: Determine the transaction price
Step 4: Allocate the transaction price to performance obligations
Step 5: Recognize revenue when or as performance obligations are satisfied

The Company plans on generating revenues by converting sheriff's deeds on land into marketable deeds, after which the land is sold at wholesale. The Company's payments are generally collected at time of service or initiation of services. The Company's primary performance obligation is to garner as many sales as it can in order to satisfy its terms of service with its investors until these investments are made whole.

Advertising Costs

Advertising costs associated with marketing the Company's products and services are expensed as costs are incurred.

General and Administrative

General and administrative expenses consist of costs related to overall operations of the business including, travel, insurance, office supplies, software, communication and data services, bank fees and other miscellaneous expenses.

Recent Accounting Pronouncements

The FASB issues Accounting Standards Updates (ASUs) to amend the authoritative literature in ASC. There have been a number of ASUs to date that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact on our financial statements.

NOTE 3 – RELATED PARTY TRANSACTIONS

The Company follows ASC 850, "Related Party Disclosures," for the identification of related parties and disclosure of related party transactions. As at December 31, 2023, the company owed a total of $2,800 to TTRE, which is a related party. This balance has since been fully repaid.

NOTE 4 – COMMITMENTS, CONTINGENCIES, COMPLIANCE WITH LAWS AND REGULATIONS

The Company is not currently involved with or knows of any pending or threatening litigation against it or any of its officers. Further, the Company is currently complying with all relevant laws and regulations. The Company does not have any long-term commitments or guarantees.

NOTE 6 – EQUITY

The company has one (1) member as of December 31, 2024 with seven (7) passive investors, referred to as Class A investors. Investments by these investors totalled $114,500 during the period under review. The sole member of this company possesses 100% of shares. Class A investors are entitled to 60% of profits until their investments have been made whole, at which point they will then be entitled to 50% of profits. In addition to these forms of equity, the company also saw member contributions of $36,655 as at December 31, 2024.

NOTE 7 – SUBSEQUENT EVENTS

The Company has evaluated events subsequent to December 31, 2024 to assess the need for potential recognition or disclosure in this report. Such events were evaluated through April 2, 2025, the date these financial statements were available to be issued. The Company acquired three (3) additional properties as of March 2025. One of these properties has since been redeemed. For each redemption on property, the company is owed what was spent on the property with an additional 25% to be paid by the entity initiating the redemption.